Exhibit 23(d)1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172698 (as amended) on Form S-3 of our report dated February 24, 2012, relating to the financial statements and financial statement schedule of Gulf Power Company, appearing in this Annual Report on Form 10-K of Gulf Power Company for the year ended December 31, 2011.

/s/Deloitte & Touche LLP

Atlanta, Georgia

February 24, 2012